EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES NEEDS $500 MILLION ANNUAL

REDUCTION IN PAYROLL AND BENEFITS COSTS

Reductions to be effective Feb. 28, 2005; Company will ask work groups to begin accelerated discussions on wages, benefits and productivity;

Senior management to take the lead in reductions

  HOUSTON, Nov. 18, 2004 - Continental Airlines (NYSE: CAL) today announced that it needs an annual $500 million reduction in payroll and benefits costs. This reduction is necessary because the company has lost hundreds of millions of dollars since 2001, and expects to lose hundreds of millions of dollars more in 2004. Continental must adjust its costs to a level that will let it survive and grow; otherwise, it will have no prospect of returning to profitability under prevailing market conditions.

Continental plans to implement the reductions on Feb. 28, 2005. These reductions are in addition to $1.1 billion in annual cost savings and revenue enhancements which the company has previously announced.

Until now, Continental has avoided seeking company-wide pay reductions and it is the last of the six major U.S. hub-and-spoke carriers to do so since the terrorist attacks in Sept. 2001.

Continental will meet with each work group to discuss a package of changes that are appropriate for each particular group. The savings will come from a combination of productivity enhancements, benefits changes and wage reductions, with approximately half the savings expected to come from productivity and benefits changes. Wage rate reductions will be on a progressive scale, with lower-paid employees being asked for a lesser amount, so that all employees are treated fairly.

Continental employees' contributions will represent an investment in their future, as their participation helps assure their long-term careers at Continental. The company will offer eligible employees enhanced profit sharing programs that will allow them to share more significantly in the company's future success. Also, Continental will continue its on-time performance, perfect attendance and other incentive programs that provide a positive financial benefit to both employees and the company.

"This is a difficult and painful decision, but we need to take this action now, before we find ourselves in a severe crisis," said Chairman and Chief Executive Officer Gordon Bethune. "While a competitive financial analysis would support our asking for substantially larger reductions, $500 million is the absolute minimum we need to be a survivor. As always, we will work together to identify solutions that treat each employee fairly as we achieve the necessary savings."

To take the appropriate lead in these cost reductions, President and Chief Operating Officer Larry Kellner, who becomes chairman and CEO at the end of this year, has agreed, effective Feb. 28, 2005, to reduce both his base salary and his annual and long-term performance compensation by 25 percent. Also effective on that date, Executive Vice President Jeff Smisek, Continental's president-elect, has agreed to reduce both his base salary and his annual and long-term performance compensation by 20 percent. Both Kellner and Smisek will also decline to accept their annual bonus if earned for 2004.

Additionally, the company's three other most senior executives (Jim Compton, executive vice president-marketing; Jeff Misner, executive vice president and chief financial officer; and Mark Moran, executive vice president-operations) have agreed to reduce both their base salary and their annual and long-term performance compensation by 20 percent, effective Feb. 28, 2005.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2003 10-K and its other securities filings, which identify important matters such as terrorist attacks and international hostilities, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including growth of low cost carriers, the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to achieve the needed payroll and benefits reductions and productivity improvements discussed in this press release, which will depend, among other matters, on successful discussions with employees and their representatives. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

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